INVESTMENT ADVISORY AGREEMENT

     This  Agreement is made and entered into effective as of June 16,2005, by and between the Merit Advisors Investment Trust, a Delaware statutory trust (the "Trust") on behalf of the Merit Tactical Treasury Fund, a series of shares of the Trust (the "Fund"),  and Merit Advisors,  Inc., an Oklahoma  corporation  (hereinafter referred to as "Advisor").

     WHEREAS, the Trust is an open-end management investment company, registered  under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS,  the Trust has designated the Fund as a series of interests in the Trust; and

     WHEREAS,  the Advisor is  registered  as an  investment  advisor under the Investment Advisers Act of 1940 ("Advisers Act"), and engages in the business of asset management; and

     WHEREAS,  the  Trust  desires  to retain  the  Advisor  to  render  certain investment management services to the Fund, and the Advisor is willing to render such services;

     NOW, THEREFORE,  in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   Obligations of Investment Advisor

          (a) Services.  The Advisor  agrees to perform the  following  services (the "Services") for the Trust:

(1)

manage the investment and reinvestment of the assets of the Fund;

          (2)  continuously  review,  supervise,  and  administer the investment program of the Fund;

          (3)  determine,  in its  discretion,  the  securities to be purchased, retained or sold (and implement those  decisions) with respect to the Fund;

          (4)  provide  the  Trust  and the Fund  with  records  concerning  the Advisor's activities under this Agreement which the Trust and the Fund are required to maintain; and

          (5)  render regular reports to the Trust's  trustees  and  officers concerning the Advisor's discharge of the foregoing responsibilities.

     The Advisor shall discharge the foregoing  responsibilities  subject to the control of the trustees and  officers of the Trust and in  compliance  with

     (i) such policies as the trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus  ("Prospectus")  and  statement of  additional  information  ("Statement  of Additional Information"), as the same may be amended from time to time; and (iii)  with  all  applicable  laws  and  regulations.  All  Services  to be furnished by the Advisor under this Agreement may be furnished  through the medium of any  directors,  officers or  employees of the Advisor or through such other parties as the Advisor may determine from time to time.

          (b) Expenses and Personnel.  The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably  required in the  judgment of the  trustees  and officers of the Trust  to  perform  the  Services  on the  terms  and for the  compensation provided  herein.  The  Advisor  shall  authorize  and  permit  any  of its officers,  directors  and  employees,  who may be  elected as  trustees  or officers  of the  Trust,  to serve  in the  capacities  in  which  they are   elected.  Except to the extent expressly  assumed by the Advisor herein and except to the extent  required by law to be paid by the Advisor,  the Trust shall pay all costs and expenses in connection with its operation.

          (c) Books and Records.  All books and records  prepared and maintained by the Advisor for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor,  the Advisor shall  surrender to the Trust and the Fund such of the books and records so requested.

     2. Fund  Transactions.  The Advisor is  authorized to select the brokers or dealers that will execute the  purchases and sales of portfolio  securities  for the Fund. With respect to brokerage selection,  the Advisor shall seek to obtain the best overall  execution for fund  transactions,  which is a  combination  of price,  quality  of  execution  and  other  factors.  The  Advisor  may,  in its discretion,  purchase  and sell  portfolio  securities  from and to brokers  and dealers who provide the Advisor with brokerage,  research,  analysis, advice and similar  services,  and the Advisor may pay to these  brokers  and  dealers,  in return for such services,  a higher  commission or spread than may be charged by other brokers and dealers,  provided  that the Advisor  determines in good faith that  such   commission  is  reasonable  in  terms  either  of  that  particular transaction or of the overall  responsibility of the Advisor to the Fund and its other clients and that the total  commission paid by the Fund will be reasonable in  relation  to the  benefits  to the  Fund  and its  other  clients  over  the long-term.  The  Advisor  will  promptly  communicate  to the  officers  and the trustees of the Trust such  information  relating to portfolio  transactions  as they may reasonably request.

     3. Compensation of the Advisor. The Fund will pay monthly to the Advisor an investment  advisory fee (the "Fee") equal to an annualized rate of 0.85% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business  day of each month based upon the average  daily net assets of the Fund determined in the manner described in the Fund's  Prospectus and/or Statement of Additional Information, and shall be paid to the Advisor by the Fund within five (5) days after such calculation.

     4. Status of Investment Advisor.  The services of the Advisor to the Trust and the Fund are not to be deemed  exclusive,  and the Advisor  shall be free to render similar  services to others  (including,  without  limitation,  the Merit Advisors  Investment Trust II) so long as its services to the Trust and the Fund are not  impaired  thereby.  The  Advisor  shall be deemed to be an  independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent  the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.  Nothing  in this  Agreement  shall limit or restrict the right of any director, officer or employee of the Advisor, who may also be a trustee,  officer or employee  of the Trust,  to engage in any other  business  or to  devote  his or her  time  and  attention in part to the  management or other aspects of any other  business,  whether of a similar nature or a dissimilar nature.

     5. Permissible Interests.  Trustees,  agents, and stockholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, partners,  officers,  or stockholders,  or otherwise;  and directors,  partners, officers,  agents,  and  stockholders of the Advisor are or may be interested in the Trust as  trustees,  stockholders  or  otherwise;  and the  Advisor  (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

     6.  Limits of Liability; Indemnification.   The  Advisor assumes  no responsibility under this Agreement other than to render the services called for hereunder.  The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in  connection  with the matters to which this Agreement relates,  except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages  shall be  limited  to the  period  and the  amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance,  bad faith or gross  negligence on its part in the performance of, or from reckless  disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor  shall  have  no   responsibility  or  liability  for  the  accuracy  or completeness  of  the  Trust's  registration  statement  under  the  Act  or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Advisor for inclusion therein.  The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust's Declaration of Trust.

     7. Term.  This Agreement  shall remain in effect for an initial term of two years  from the date  hereof,  and from year to year  thereafter  provided  such continuance  is  approved  at least  annually  by the vote of a majority  of the trustees of the Trust who are not  "interested  persons" (as defined in the Act) of the  Trust,  which  vote must be cast in person at a meeting  called  for the purpose of voting on such approval; provided, however, that:

          (a) the Trust may, at any time and without the payment of any penalty, terminate  this  Agreement  upon 60 days  written  notice of a decision  to  terminate this Agreement by (i) the Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

          (b) the  Agreement  shall  immediately  terminate  in the event of its assignment (within the meaning of the Act and the Rules thereunder);

          (c) The  Advisor  may, at any time and  without  the  payment  of any penalty,  terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

          (d) the terms of  paragraph  6 of this  Agreement  shall  survive  the termination of this Agreement.

     8.  Amendments.  No provision  of this  Agreement  may be changed,  waived, discharged or terminated  orally, but only by an instrument in writing signed by the  party  against  which  enforcement  of the  change,  waiver,  discharge  or termination  is sought,  and no amendment of this  Agreement  shall be effective until  approved by vote of the holders of a majority of the Trust's  outstanding voting securities.

     9. Applicable Law. This Agreement  shall be construed in accordance with, and  governed  by,  the laws of the  State of  Delaware  without  regard  to the principles of the conflict of laws or the choice of laws.

     10. Representations and Warranties.

          (a) Representations and Warranties of the Advisor.  The Advisor hereby      represents  and  warrants  to the Trust as  follows:  (i) the  Advisor is a      corporation duly organized,  validly  existing,  and in good standing under      the laws of the State of  Oklahoma  and is fully  authorized  to enter into this Agreement and carry out its duties and obligations hereunder; and (ii)      the Advisor is registered  as an investment  advisor with the SEC under the Advisers Act, and shall maintain such  registration  in effect at all times during the term of this Agreement.

          (b)  Representations  and  Warranties  of the Trust.  The Trust hereby represents  and warrants to the Advisor as follows:  (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is  authorized  to enter into this  Agreement  and carry out its terms; (ii) the Trust is registered as an investment  company with the  Commission under the Act;  (iii) shares of each Fund are (or will be)  registered  for offer  and  sale  to  the  public   under  the  1933  Act;  and  (iv)  such registrations will be kept in effect during the term of this Agreement.

     11.  Structure  of  Agreement.  The Trust is entering  into this  Agreement solely  on behalf of the  Fund.  No breach of any term of this  Agreement  shall create a right or obligation  with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Advisor have the right to set off claims  relating  to the Fund by applying  property  of any other  series of the Trust;  and (c) the  business  and  contractual  relationships  created  by this Agreement,  consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

     12. Use of Names. The Trust acknowledges that all rights to the name "Merit Advisors" belongs to the Advisor,  and that the Trust is being granted a limited license  to use such  words in its name,  the name of its series and the name of its classes of shares.

     13. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision,  statute, rule or otherwise,  the remainder of this Agreement shall not be affected  thereby and, to this extent,  the provisions of this Agreement shall be deemed to be severable.

     14. Notice.  Notices of any kind to be given to the Trust  hereunder by the Advisor  shall be in writing and shall be duly given if mailed or  delivered  to the Merit  Advisors  Investment  Trust at 11032  Quail  Creek  Road,  Suite 105, Oklahoma City, Oklahoma  73120-6208,  Attention Michael Miola,  with a copy to Gemini Fund Services, LLC, 150 Motor Parkway, Suite 205, Hauppauge, NY 11788 Attention: Emile R. Molineaux or to such other address or to such individual as shall be so specified by the Trust to the Advisor. Notices of any  kind to be given  to the  Advisor  hereunder  by the  Trust  shall be in writing and shall be duly given if mailed or delivered to Merit  Advisors,  Inc. at 11032  Quail  Creek  Road,  Suite 105,  Oklahoma  City,  Oklahoma  73120-6208 Attention: J. Paul Cunningham, or at such other address or to such individual as shall be so  specified by the Advisor to the Trust.  Notices  shall be effectiveupon delivery.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the day and the year first written above.

MERIT ADVISORS INVESTMENT TRUST         MERIT ADVISORS, INC.

/s/ Michael Miola_______________                          /s/   J. Paul Cunningham__________

By: Michael Miola

      By: J. Paul Cunningham

ATTEST

         ATTEST